Exhibit 10.30

July 22, 2021

Steve Morris

Biolife4D Corporation

318 Half Day Road, Ste 201

Buffalo Grove, IL 60089

Dear Steve:

We are pleased to confirm our acceptance and understanding of the terms and objectives of our engagement and the nature and limitations of the services we will provide.

We will perform the following services:

1)	We will provide you with the following Client Accounting Services:

●	Assist bookkeeper with year-end closing, including posting of standard journal entries
●	Work with Bookkeeper to facilitate the year-end audit process including analysis of supporting documentation for balance sheet accounts
●	Record fixed assets and calculate depreciation
●	Available to answer questions as needed
●	Prepare annual 1096 and 1099
●	Assist with determining other business needs in the insurance area such as health insurance, workmen’s comp, business contents and professional liability, as needed
●	Attend meeting or conference call as needed to discuss current issues the company is facing. Meetings to be focused on all business aspects, addressing company processes, internal challenges, problem resolution, business performance, priorities and goals, growth initiatives, long-term opportunities and challenges, as well as critical decision analysis

Our Client Accounting Services will cover the year ended December 31, 2021.

2)	We will prepare the semi-annual and annual financial statements of Biolife4d Corporation which comprise the balance sheet and the related statements of income, changes in stockholders’ equity, and cash flows for the periods ended June 30, 2021 and December 31, 2021 and perform a compilation engagement with respect to the June 30, 2021 financial statements. These financial statements will not include the related notes to the financial statements.

We will assist your bookkeeper in adjusting the books of accounts with the objective that he (she) will be able to prepare a working trial balance from which financial statements can be prepared. Your bookkeeper will provide us with a detailed trial balance and any supporting schedules we require.

5202 Old Orchard Road, Suite ll0 Skokie, IL 60077 Phone: (847) 256-3100 Fax: (847) 256-5120 www.thehechtmangroup.com

Biolife4D Corporation

July 22, 2021

The objective of our engagement is to-

●	prepare financial statements in accordance with accounting principles generally accepted in the United States of America based on information provided by you and

●	apply accounting and financial reporting expertise to assist you in the presentation of financial statements without undertaking to obtain or provide any assurance that there are no material modifications that should be made to the financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

We will conduct our compilation engagement in accordance with the Statements on Standards for Accounting and Review Services (SSARS) promulgated by the Accounting and Review Services Committee of the AICPA and comply with the AICPA’s Code of Professional Conduct, including the ethical principles of integrity, objectivity, professional competence, and due care.

We are not required to, and will not, verify the accuracy or completeness of the information you will provide to us for the engagement or otherwise gather evidence for the purpose of expressing an opinion or a conclusion. Accordingly, we will not express an opinion or a conclusion or provide any assurance on the financial statements.

Our engagement cannot be relied upon to identify or disclose any financial statement misstatements, including those caused by fraud or error, or to identify or disclose any wrongdoing within the Company or noncompliance with laws and regulations.

We, in our sole professional judgment, reserve the right to refuse to perform any procedure or take any action that could be construed as assuming management responsibilities since performing those procedures or taking such action would impair our independence.

The financial statement preparation and compilation portion of the engagement to be performed conducted on the basis that you acknowledge and understand that our role is to prepare financial statements in accordance with accounting principles generally accepted in the United States of America and assist you in the presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America. You have the following overall responsibilities that are fundamental to our undertaking the engagement in accordance with SSARS:

●	The selection of accounting principles generally accepted in the United States of America as the financial reporting framework to be applied in the preparation of the financial statements.
●	The preparation and fair presentation of financial statements in accordance with accounting principles generally accepted in the United States of America and the inclusion of all informative disclosures that are appropriate for accounting principles generally accepted in the United States of America.
●	The design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
●	The prevention and detection of fraud.
●	To ensure that the Company complies with the laws and regulations applicable to its activities.
●	The accuracy and completeness of the records, documents, explanations, and other information, including significant judgments, you provide to us for the engagement.
●	To provide us with:

○	access to all information of which you are aware is relevant to the preparation and fair presentation of the financial statements, such as records, documentation, and other matters.
○	Additional information that may be requested for the purpose of the compilation engagement.
○	Unrestricted access to persons within Biolife4D Corporation with whom we determine necessary to make inquiries.

Biolife4D Corporation

July 22, 2021

As part of our engagement, we will issue a report that will state that we did not audit or review the financial statements and that, accordingly, we do not express an opinion, a conclusion, nor provide any assurance on them. There may be circumstances in which the report differs from the expected form and content. If, for any reason, we are unable to complete the compilation of your financial statements, we will not issue a report on such statements as a result of this engagement.

Our report will disclose that the Company’s management has elected to omit substantially all of the disclosures required by accounting principles generally accepted in the United States of America. If the omitted disclosures were to be included in the financial statements, they might influence the user’s conclusions about the Company’s financial position and results of operations. Accordingly, the financial statements will not be designed for those who are not informed about such matters.

You agree to include our accountant’s compilation report in any document containing financial statements that indicates that we have performed a compilation engagement on such financial statements and, prior to the inclusion of the report, to obtain our permission to do so.

3)	We will also:

●	Prepare the federal Form 1120 and Illinois Form IL-1120 income tax returns for Biolife4D Corporation
●	Prepare any bookkeeping entries that we find necessary in connection with preparation of the income tax returns.

The objective of the tax services portion of the engagement is to prepare the tax returns in accordance with Statements on Standards for Tax Services issued by the AICPA and comply with the AICPA’s Code of Professional Conduct, including the ethical principles of integrity, professional competence, and due care.

We will prepare the above-referenced tax returns solely for filing with the Internal Revenue Service (“IRS”) and state and local tax authorities as identified above. Our work is not intended to benefit or influence any third party, either to obtain credit or for any other purpose. You agree to indemnify and hold us harmless with respect to any and all claims arising from the use of the tax returns for any purpose other than filing with the IRS and state and local tax authorities regardless of the nature of the claim, including the negligence of any party.

You and/or your designated management team are responsible for determining your tax filing obligations with any state or local tax authorities, including, but not limited to, income, franchise, sales, use, property or unclaimed property taxes. You agree that we have no responsibility to research these obligations or inform you of them. If upon review of the information you have provided to us, including information that comes to our attention, we believe that you may have additional filing obligations, we will notify you of this responsibility.

On June 21, 2018, the U.S. Supreme Court reversed the long-standing physical presence nexus standard in South Dakota v. Wayfair, Inc. et. al. This decision significantly changes the landscape of sales and use tax compliance, especially for online sellers. If you wish to understand the impact of the decision on your business, we will confirm this in a separate engagement letter. The scope of our services under this engagement letter does not include services related to your compliance with other tax obligations.

As part of your filing obligations, you may be required to make certain information disclosures related to your foreign investments. You are responsible for informing us of all foreign assets owned directly or indirectly, including but not limited to financial accounts with foreign institutions and ownership of any foreign entities, regardless of amount.

Biolife4D Corporation

July 22, 2021

You are responsible for the safeguarding of assets, the proper recording of transactions in the books of accounts, the substantial accuracy of the financial records, and the full and accurate disclosure to us of all relevant facts affecting the returns. You also have final responsibility for the tax return and, therefore, the appropriate company officials should review the return carefully before an authorized officer signs and files it.

If, during our work, we discover information that affects prior-year tax returns, we will make you aware of the facts. However, we cannot be responsible for identifying all items that may affect prior-year returns. If you become aware of such information during the year, please contact us to discuss the best resolution of the issue. We will be happy to prepare appropriate amended returns as a separate engagement.

Our work in connection with the preparation of the tax returns does not include any procedures designed to discover defalcations or other irregularities, should any exist. The returns will be prepared solely from information provided to us without any verification by us.

In accordance with federal law, in no case will we disclose your tax return information to any location outside the United Sates, to another tax return preparer outside of our firm for purposes of a second opinion, or to any other third party for any purpose other than to prepare your return without first receiving your consent.

The Internal Revenue Code and regulations impose preparation and disclosure standards with noncompliance penalties on both the preparer of a tax return and on the taxpayer. To avoid exposure to these penalties, it may be necessary in some cases to make certain disclosures to you and/or in the tax return concerning positions taken on the return that do not meet these standards. Accordingly, we will advise you if we identify such a situation, and we will discuss those tax positions that may increase the risk of exposure to penalties and any recommended disclosures before completing the preparation of the return. If we conclude that we are obligated to disclose a position and you refuse to permit disclosure, we reserve the right to withdraw from the tax services portion of the engagement. Likewise, where we disagree about the obligation to disclose a position, you also have a right to choose another professional to prepare your return. In either event, you agree to compensate us for our services to the date of the withdrawal. Our engagement with you will terminate upon our withdrawal.

Your business has the responsibility of preparing and filing, on a calendar year basis, forms 1099 which disclose amounts paid to non-employees for services of $600 or more, and payments of $10 or more of interest and/or dividends. There is a penalty for each failure to file with the IRS. Failure to file forms 1099 may also result in the loss of deductions for these amounts. These forms must be distributed to the recipients by January 31 and filed with the Internal Revenue Service by February 28 for the preceding calendar year payments. We will be happy to assist you in meeting this requirement, if you so desire.

You may also be assessed the penalty if you do not exercise due diligence in obtaining the payee’s proper identification number, which must be reported on form 1099. Form W-9 has been designed by the IRS for you to obtain this information. If the payee fails to furnish you his taxpayer’s identification number in the manner required and you are notified by the IRS that the payee’s number is incorrect, you will be required to deduct and withhold income tax from reportable payments at a 20 percent rate. We recommend that you establish the practice of requiring form W- 9 to be completed by the payee before payments are made.

It may be necessary to prepare an application for extension of time to file the tax returns when we do not receive your tax information 30 days prior to the due date of your return. Applying for an extension of time to file may extend the time available for a tax authority to undertake an audit of your return or may extend the statute of limitations. An extension only allows additional time to file a tax return it does not extend the time to pay any taxes that are due. Additionally, extensions may affect your liability for penalties and interest or compliance with government deadlines. We are available to discuss this matter with you at your request.

The IRS permits you to authorize use to discuss, on a limited basis, aspects of your return for one year after the return’s due date. Your consent to such a discussion is evidenced by checking a box on the return. Unless you tell us otherwise, we will check that box authorizing the IRS to discuss your return with us.

Biolife4D Corporation

July 22, 2021

Certain communications involving tax advice may be privileged and not subject to disclosure to the IRS. By disclosing the contents of those communications to anyone, or by turning over information about those communications to the government, you, your employees, or agents may be waiving this privilege. To protect this right to privileged communication, please consult with us or your attorney prior to disclosing any information about our tax advice. Should you decide it is appropriate for us to disclose any potentially privileged communication, you agree to provide us with written, advance authority to make that disclosure.

Should we receive any request for the disclosure of privileged information from any third party, including a subpoena or IRS summons, we will notify you. In the event you direct us not to make the disclosure, you agree to hold us harmless from any expenses incurred in defending the privilege, including, by way of illustration only, our attorney’s fees, court costs, outside adviser’s costs, or penalties or fines imposed as a result of your asserting the privilege or your direction to us to assert the privilege.

The returns may be selected for review by the taxing authorities. In the event of an audit, you may be requested to produce documents, records, or other evidence to substantiate the items of income and deduction shown on a tax return. Any proposed adjustments by the examining agent are subject to certain rights of appeal. In the event of a tax examination, we will be available, upon request, to represent you. However, such additional services are not included in our fess for preparation of the tax returns.

Other Relevant Information

You are responsible for all management decisions and responsibilities and for designating an individual with suitable skills, knowledge, and experience to oversee our bookkeeping, compilation, and tax services. You are responsible for evaluating the adequacy and results of the services performed and accept responsibility for such services.

The fees for our services will be charged at our standard hourly rates in accordance with the services rendered. You will also be billed for out-of-pocket costs such as word processing, postage, travel, etc. if applicable. Our fees are based on your anticipated cooperation and the assumption that unexpected circumstances will not be encountered during the work performed. If significant additional time is necessary, we will discuss it with you and arrive at a new fee estimated before we incur the additional costs. Our invoices for these fees will be rendered each month as work progresses and are payable on presentation.

This engagement letter does not cover responses to IRS, state or local tax notices. You may request that we perform additional services not addressed in this engagement letter. If this occurs, we will communicate with you regarding the scope of the additional services and the estimated fee. We also may issue a separate engagement letter covering the additional services. In the absence of any other written communication from us documenting such additional services, our services will continue to be governed by the terms of this engagement letter.

Tax planning services are not within the scope of this engagement. During the course of preparing the tax returns identified above, we may bring to your attention potential tax savings strategies for you to consider as a possible means of reducing your taxes in subsequent tax years. However, we have no responsibility to do so, and will take no action with respect to such recommendations, as the responsibility for implementation remains with you, the taxpayer. If you ask us to provide tax planning services, we will confirm this representation in a separate engagement letter.

You agree to hold us harmless and to release, indemnify, and defend us from any liability or costs, including attorney’s fees, resulting from management’s knowing misrepresentation to us.

Biolife4D Corporation

July 22, 2021

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.

Sincerely,

/s/ James I. Hechtman
James I. Hechtman
Managing Partner
The Hechtman Group Ltd

ACKNOWLEDGED:

Biolife4D Corporation

/s/ Steven Morris
Steve Morris	Date	07/26/2021